Exhibit 10.2
Restricted Stock Unit Award (#) O-RSU20-___
DIAMONDBACK ENERGY, INC.
2019 AMENDED AND RESTATED EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD CERTIFICATE
THIS IS TO CERTIFY that Diamondback Energy, Inc., a Delaware corporation (the “Company”), has granted you (“Participant”) hypothetical units of Common Stock (“Restricted Stock Units”) under the Company’s 2019 Amended and Restated Equity Incentive Plan (the “Plan”), as follows:

Name of Participant:	________________
Total Number of Restricted
Stock Units Granted:	_____________
Date of Grant:	________, 2020
Vesting Schedule and Payment/Settlement Dates:	Shares of common stock will vest on the Vesting Dates specified below and will be settled within 10 business days after each Vesting Date specified below.
Vesting Date	# Vested Shares
________, 2020	_______
________, 2021	_______
________, 2022	_______

By your signature and the signature of the Company’s representative below, you and the Company agree to be bound by all of the terms and conditions of the Restricted Stock Unit Award Agreement attached hereto as Annex I, and the Plan (both incorporated herein by this reference as if set forth in full in this document). By executing this Certificate, you hereby irrevocably elect to accept the Restricted Stock Unit rights granted pursuant to this Certificate and the related Restricted Stock Unit Award Agreement and to receive the Restricted Stock Units designated above subject to the terms of the Plan, this Certificate, and the Restricted Stock Unit Award Agreement.

PARTICIPANT By: [Name] Dated: ______ __, 2020	DIAMONDBACK ENERGY, INC. By: Travis D. Stice, Chief Executive Officer Dated: _____ __, 2020

DIAMONDBACK ENERGY, INC.
2019 AMENDED AND RESTATED EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
This Restricted Stock Unit Award Agreement (this “Agreement”), is made and entered into on the execution date of the Restricted Stock Unit Award Certificate to which it is attached (the “Certificate”), by and between Diamondback Energy, Inc., a Delaware corporation (the “Company”), and the Participant named in the Certificate.
Pursuant to the Diamondback Energy, Inc. 2019 Amended and Restated Equity Incentive Plan (the “Plan”), the Administrator has authorized the grant to Participant of the number of Restricted Stock Units set forth in the Certificate (the “Award”), upon the terms and subject to the conditions set forth in this Agreement and in the Plan. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Plan.
NOW, THEREFORE, in consideration of the premises and the benefits to be derived from the mutual observance of the covenants and promises contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.    Basis for Award. This Award is made pursuant to Section 7.1 of the Plan for valid consideration provided to the Company by Participant. By Participant’s execution of the Certificate, Participant agrees to accept the Award rights granted pursuant to the Certificate and this Agreement, and to receive the Restricted Stock Units designated in the Certificate subject to the terms of the Plan, the Certificate, and this Agreement.
2.    Restricted Stock Units Awarded.
2.1    The Company hereby grants to Participant the number of Restricted Stock Units set forth in the Certificate. Each Restricted Stock Unit represents a right to receive one share of Common Stock from the Company payable in accordance with Section 5 below and any Dividend Equivalents (as defined below) credited to the Participant’s Restricted Stock Unit Account (as defined below) with respect to that share.
2.2    The Company will, in accordance with the Plan, establish and maintain an account (the “Restricted Stock Unit Account”) for Participant, and will credit such account for the number of Restricted Stock Units granted to Participant and any Dividend Equivalents as provided in Section 4 below. On any given date, the value of each Restricted Stock Unit will equal the Fair Market Value on such date of one share of Common Stock.
3.    Vesting.
3.1    The Restricted Stock Units will vest pursuant to the Vesting Schedule set forth in the Certificate. Except as otherwise provided in an employment agreement, severance plan participation agreement or other service agreement between the Participant and the Company or an Affiliate (a “Service Agreement”) or as provided in Sections 3.2, 3.3 or 3.4 below, if Participant ceases Continuous Service for any reason, Participant will immediately forfeit the unvested Restricted Stock Units and any securities, other property or amounts nominally credited to the Restricted Stock Unit Account, including any Dividend Equivalents credited to the Restricted Stock Unit Account that have not been settled or paid.
3.2    Except as otherwise provided in a Service Agreement, in the event of Participant’s involuntary termination of employment (other than for Cause, or on account of death or Disability) or resignation for Good Reason, in either case, in connection with the consummation of or within 24 months after the occurrence of a Change in Control (as defined in the Plan), (an “Acceleration Event”), with respect to any Restricted Stock Units then outstanding under this Award, the Restricted Stock Units, including any unpaid Dividend Equivalents credited to the Restricted Stock Unit Account, will vest immediately upon the occurrence of an Acceleration Event and will be settled upon the consummation of such Acceleration Event.
3.3    Except as otherwise provided in a Service Agreement, in the event of the Participant’s death or Disability during a period of Continuous Service, the deceased or Disabled Participant’s Restricted Stock Units, including any unpaid Dividend Equivalents credited to the Restricted Stock Unit Account, will become 100% vested. Participant’s Restricted Stock Units and unpaid Dividend Equivalents will be settled and paid in full within 10 business days following the date of vesting.
3.4    To the extent that a Service Agreement provides for acceleration of vesting of any or all unvested Restricted Stock Units on termination of Continuous Service that is more favorable to Participant than the provisions of this Agreement, such provisions are incorporated by reference in this Agreement.
3.5    For purposes of this Agreement, “Good Reason” means Participant’s resignation in the event of any (a) material reduction in Participant’s base salary, bonus opportunity or severance benefits; (b) relocation of Participant’s principal office more than 25 miles from the current location, or (c) material diminution in the Participant’s position, duties, reporting relationship or authority, which in any case is not cured within thirty (30) business days after written notice thereof by you to the Board (which notice must be provided by you to the Company within 90 days following the initial occurrence of such event) and an opportunity to cure within the notice period (the “Cure Period”). Resignation by the Participant following the Employer’s cure or before the expiration of the Cure Period will constitute a voluntary resignation and not a termination or resignation for Good Reason and will not entitle the Participant to any benefits under this Plan. Any termination on account of a Good Reason Resignation must occur within 120 days following the initial occurrence of such event.
4.    Dividend Equivalents. If the Company pays any cash dividend on its outstanding Common Stock for which the record date occurs after the Date of Grant, the Administrator will credit the Restricted Stock Unit Account as of the dividend payment date in an amount equal to the amount of the dividend paid by the Company on a single Share multiplied by the number of Restricted Stock Units under this Agreement that are unvested as of that record date and that are vested but have not been settled under the payment terms of Section 5 (“Dividend Equivalents”). Except as otherwise provided in Section 3, Dividend Equivalents will vest and be paid to the Participant on the dividend payment date if Participant is in Continuous Service on the dividend payment date declared by the Company.
5.    Payment/Settlement. Subject to Participant’s satisfaction of the applicable withholding requirements pursuant to Section 7 hereof, the Company will settle the Award on the Payment/Settlement Date or Dates set forth in the Certificate by issuing to Participant one share of Common Stock for each Restricted Stock Unit payable on that Payment/Settlement Date (and upon such settlement, the Restricted Stock Units will cease to be credited to the Restricted Stock Unit Account). If the Certificate does not specify a Payment/Settlement Date, the applicable Payment/Settlement Date will be within 10 business days after each vesting date set forth in the Vesting Schedule. If an Acceleration Event occurs, the Payment/Settlement Date will be the date the Acceleration Event occurs. The Administrator will enter Participant’s name as a stockholder of record with respect to such shares of Common Stock on the books of the Company with respect to the shares of Common Stock issued on that Payment/Settlement Date free of all restrictions hereunder, except for applicable federal and state securities law restrictions. Participant acknowledges and agrees that shares of Common Stock may be issued in electronic form as a book entry with the Company’s transfer agent and that no physical certificates need be issued. Any securities, other property or amounts nominally credited to the Restricted Stock Unit Account other than Restricted Stock Units will be paid in kind or, in the Administrator’s discretion, in cash. Dividend Equivalents will vest and be paid to the Participant on the dividend payment date if Participant is in Continuous Service on the dividend payment date declared by the Company. To the extent that a Service Agreement provides for acceleration of vesting of any or all unvested Restricted Stock Units on termination of Continuous Service, such provisions are incorporated by reference in this Agreement.
6.    Compliance with Laws and Regulations. The issuance and transfer of shares of Common Stock on any Payment/Settlement Date will be subject to the Company’s and Participant’s full compliance, to the satisfaction of the Company and its counsel, with all applicable requirements of federal, state, and foreign securities laws and with all applicable requirements of any securities exchange on which the Common Stock may be listed at the time of such issuance or transfer. Participant understands that the Company is under no obligation to register or qualify the shares of Common Stock with the U.S. Securities and Exchange Commission (“SEC”), any state securities commission, foreign securities regulatory authority, or any securities exchange to effect such compliance.
7.    Tax Withholding.
7.1    As a condition to payment under Section 5 hereof, Participant agrees that on or before the date as of which any portion of the Restricted Stock Units vest, Participant will pay to the Company any federal, state, or local taxes required by law to be withheld with respect to the Restricted Stock Units for which the restrictions lapse and any related securities, other property or amounts then nominally credited to the Restricted Stock Unit Account.
7.2    Participant will pay the amounts due under this Section 7 to the Company. Such amounts will be paid by Stock Withholding or may be paid, at Participant’s election, in cash, or (to the extent any applicable insider trading policy, window or restriction does not prohibit Participant from engaging in a sale transaction) by tendering shares of Common Stock held by Participant to a broker selected by the Company for immediate sale and remittance of proceeds equal to the required withholding amount to the Company, including shares that otherwise would be issued and transferred to Participant as payment on the applicable Payment/Settlement Date, with a Fair Market Value on that Payment/Settlement Date that does not exceed the maximum statutory tax rates in the applicable jurisdictions (subject to the Participant’s written request to withhold more than the required regular tax withholding in the applicable jurisdictions), or a combination of cash and shares of Common Stock. If Participant fails to make such payments, the Company or its Affiliates will, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Participant any federal, state, or local taxes required by law to be withheld with respect to such payment. Dividend Equivalents credited to the Restricted Stock Unit Account will be subject to withholding at the time of payment.
8.    Not Transferrable. Until the applicable Payment/Settlement Date, the Restricted Stock Units, any related Dividend Equivalents credited to the Restricted Stock Unit Account and any related securities, other property or amounts nominally credited to the Restricted Stock Unit Account may not be sold, transferred, or otherwise disposed of, and may not be pledged or otherwise hypothecated other than by will or by the applicable laws of descent and distribution, provided that the Restricted Stock Units and any related Dividend Equivalents credited to the Restricted Stock Unit Account will remain subject to the terms of the Plan, the Certificate and this Agreement.
9.    No Right to Continued Service. Nothing in this Agreement or in the Plan imposes or may be deemed to impose, by implication or otherwise, any limitation on any right of the Company or any Affiliate to terminate Participant’s Continuous Service at any time.
10.    Participant’s Representations and Warranties. Participant represents and warrants to the Company that Participant has received a copy of the Plan, has read and understands the terms of the Plan, the Certificate, and this Agreement, and agrees to be bound by their terms and conditions. Participant acknowledges that there may be tax consequences upon the payment of the Restricted Stock Units, disposition of any shares of Common Stock received on a Payment/Settlement Date or payment of any Dividend Equivalents credited to the Restricted Stock Unit Account, and that Participant should consult a tax advisor before such time. Participant agrees to sign such additional documentation as the Company may reasonably require from time to time. Participant acknowledges that he or she is aware that copies of the Plan document and the Company’s financial statements and information heretofore filed by the Company with the Securities and Exchange Commission (the “SEC”) are available upon request to the Company, at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, or by visiting the SEC Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.
11.    No Interest in Company Assets. All amounts nominally credited to Participant’s Restricted Stock Unit Account under this Agreement will continue for all purposes to be part of the general assets of the Company. Participant’s interest in the Restricted Stock Unit Account will make Participant only a general, unsecured creditor of the Company.
12.    No Stockholder Rights before Delivery. Participant will not have any right, title, or interest in, or be entitled to vote or to receive distributions in respect of, or otherwise be considered the owner of, any of the shares of Common Stock covered by the Restricted Stock Units until the Payment/Settlement Dates specified in the Certificate at which such shares of Common Stock are issued pursuant to Section 5 hereof.
13.    Modification. The Agreement may not be amended or otherwise modified except in writing signed by both parties.
14.    Interpretation. Any dispute regarding the interpretation of this Agreement must be submitted by Participant or the Company to the Administrator for review. The resolution of such a dispute by the Administrator will be final and binding on the Company and Participant.
15.    Entire Agreement. The Plan and the Certificate are incorporated herein by reference. This Agreement, the Certificate, and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof. If any inconsistency or conflict exists between the terms and conditions of this Agreement, the Certificate, and the Plan, the Plan will govern.
16.    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will bind and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement is binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors, and assigns.
17.    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law principles. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

EXHIBIT A
Diamondback Energy, Inc. 2019 Amended and Restated Equity Incentive Plan

Diamondback Energy, Inc. Restricted Stock Unit Award Certificate